UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 5, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 15, 2007 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 15, 2007 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS:

(1)    To elect four directors for a three-year term and until their successors are elected and qualified;

(2)    To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 23, 2007.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Anna M. Piacentini

Corporate Secretary

Lake Success, New York

April 5, 2007

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 15, 2007

i

Page
AUDIT COMMITTEE MATTERS	34
Report of the Audit Committee	34
Audit Committee Financial Expert	34
Fees Paid to Independent Registered Public Accounting Firm	35
PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007	36
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
Stock Ownership of Certain Beneficial Owners	37
Stock Ownership of Management	38
Section 16(a) Beneficial Ownership Reporting Compliance	39
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	39
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	40
MISCELLANEOUS	41
APPENDIX A—NOMINATING AND GOVERNANCE COMMITTEE CHARTER OF FLUSHING FINANCIAL CORPORATION	A-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 15, 2007 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 23, 2007, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are first being mailed on or about April 5, 2007 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 23, 2007, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 21,113,435 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors, but will have the effect of a vote against the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of either proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors and ratification of the independent registered public accounting firm.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $4,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes comprised of four directors each. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and B are serving terms expiring at the annual meeting of stockholders in 2008 and 2009, respectively.

The directors in Class C, whose terms expire at the 2007 annual meeting, are Gerard P. Tully, Sr., John R. Buran, James D. Bennett and Vincent F. Nicolosi. Each of Messrs. Tully, Buran, Bennett and Nicolosi has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2010. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	79	Chairman of the Board	1967	2010	(3)
John R. Buran	57	President, Chief Executive Officer and Director	2003	2010	(3)
James D. Bennett	68	Director	1998	2010	(3)
Steven J. D’Iorio	57	Director	2004	2009
Louis C. Grassi	51	Director	1998	2009
Michael J. Hegarty	67	Director	1987	2008
John J. McCabe	63	Director	2003	2008
Vincent F. Nicolosi	67	Director	1977	2010	(3)
Donna M. O’Brien	51	Director	2004	2008
Franklin F. Regan, Jr.	77	Director	1969	2009
John E. Roe, Sr.	73	Director	1968	2009
Michael J. Russo	72	Director	1984	2008

(1)	As of December 31, 2006.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Subject to re-election at the 2007 annual meeting.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran was a consultant for approximately one year. Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA from 1996 to 2000, and Senior Vice President, Division Head, Retail Services of NatWest’s Consumer Banking Group from 1994 to 1996. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Continuing Directors

Steven J. D’Iorio is the Vice President of Real Estate and Construction for Time Warner Inc. Mr. D’Iorio has over 30 years experience in commercial real estate construction, project management, and building enhancement strategies. Mr. D’Iorio has held senior management positions with National Westminster Bank, Olympia & York, and Grand Central Building, Inc.

Louis C. Grassi is Managing Partner and President of Grassi & Co., CPA’s, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. Mr. Grassi is also a partner and the President of Grassi Consulting and of GCM Systems. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust.

Michael J. Hegarty served as President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation.

John J. McCabe has served as Chief Investment Strategist of Shay Assets Management, Inc. for the past ten years and is co-manager of each of the following funds managed by Shay Assets Management: John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a director of the New York Society of Security Analysts, having served twice as its President. He is a past director of the Financial Analysts Federation and a Founding Governor of the CFA Institute. He is also an Adjunct Professor of Finance at St. Francis College and serves on the board of the American Geographical Society.

Donna M. O’Brien is a healthcare consultant working on projects for the National Cancer Institute and other healthcare organizations. Her prior work experience has included serving as Executive Vice President for Catholic Health Services of Long Island, Associate Director for the Alliance for Catholic Health and Human Services in New York, and Assistant Administrator for the University of Texas M.D. Anderson Cancer Center in Houston, Texas. She recently served on the New York State Commission on Healthcare Facilities for the Twenty-First Century. She has served on numerous healthcare organizations Boards of Directors including the 40-hospital Dallas-based Christian Health System where she served as a director for the past 8 years including service on the Finance and Strategy, and Merger Steering Committees, and as Chair for the Executive Compensation and the Information Technology Steering Committees. She is a graduate of the College of the Holy Cross and has her Masters in Health Administration from the St. Louis University, and she is a Fellow in the American College of Healthcare Executives.

Franklin F. Regan, Jr. is of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 10 years.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company or served in such capacity as of December 31, 2006.

Name	Age(1)	Position(s) with the Company
David W. Fry	56	Senior Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso(2)	42	Executive Vice President and Chief Operating Officer
Francis W. Korzekwinski	44	Executive Vice President and Chief of Real Estate Lending
Henry A. Braun	61	Senior Vice President
Robert L. Callicutt(3)	64	Senior Vice President
Ronald Hartmann(4)	51	Senior Vice President
Chris Hwang(5)	42	Senior Vice President
Jeoung Jin(6)	40	Senior Vice President
Theresa Kelly(7)	45	Senior Vice President
Anna M. Piacentini	60	Senior Vice President and Corporate Secretary

(1)	As of December 31, 2006.
(2)	Ms. Grasso became Executive Vice President and Chief Operating Officer of the Company effective May 1, 2006.
(3)	Mr. Callicutt retired effective February 2, 2007.
(4)	Mr. Hartmann was promoted to Senior Vice President / Commercial Real Estate Lending effective February 1, 2007.
(5)	Mr. Hwang was promoted to Senior Vice President and Director of Asian Markets and Small Business Lending and Community Development effective December 21, 2006.
(6)	Mr. Jin was promoted to Senior Vice President / Residential & Mixed-Use Real-Estate Lending effective February 1, 2007.
(7)	Ms. Kelly became Senior Vice President/Business Banking of the Company effective May 31, 2006.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been a Senior Vice President and the Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Bank in 1998 as Vice President/Controller. Prior to joining the Bank, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 1, 2006. Prior to joining the Bank, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. Before The Bank of New York Maria was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to Fleet Bank she held several senior management positions at Natwest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company and the Bank since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for commercial real estate lending activity of the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years, rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Robert L. Callicutt had been a Senior Vice President of the Company since 1999. He retired effective February 2, 2007. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as a Vice President and Manager at Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

Ronald Hartmann joined the Bank in December 1998. He was promoted to Vice President/Commercial Loan Officer of the Bank in July 2000, followed by his recent promotion to Senior Vice President/Commercial Real Estate Lending of the Bank in February 2007. Prior to joining the Bank, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Chris Hwang is Senior Vice President and Director of Asian Markets and Small Business Lending and Community Development of the Bank since December 21, 2006. He had been Vice President/Business Community Development since joining the Bank in 1998. Prior to joining the Bank, Mr. Hwang was Vice President of Korea First Bank of New York, and prior to that he held management positions at Long Island Savings Bank.

Jeoung (A.J.) Jin joined the Bank in July 1998. He became a Vice President/Mortgage Loan Officer of the Bank in July 2002 and was promoted to Senior Vice President/Residential & Mixed-Use Real Estate Lending of the Bank in February 2007. Prior to joining the Bank, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank, and prior to that he held the position of Loan Administrator at Korea First Bank of New York.

Theresa Kelly has been Senior Vice President/Business Banking of the Company and the Bank since May 31, 2006. Prior to joining the Bank, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that seven of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Hegarty is not independent as a result of his having been an executive officer of the Company during the past three years. Mr. Tully is not deemed independent as a result of the consulting fees he receives from the Company and the Bank. Messrs. Nicolosi and Regan are not deemed independent as a result of the legal fees they receive from the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2006, the Board of Directors held 12 regular meetings and six special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to non-employee directors under the Company’s 2005 Omnibus Incentive Plan, and recommending to the Board of Directors of awards to employees under the Company’s 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2006, this committee met six times. The Report of the Compensation Committee is included on page 20.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2006 annual meeting of stockholders. During 2006, this committee met seven times. The Report of the Audit Committee is included on page 34.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but is being attached hereto as Appendix A. This committee held two meetings during 2006.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2006, the Bank Board held 12 regular meetings and six special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee, a Nominating Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board Nominating Committee and elected by the Company as sole stockholder of the Bank.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholders may recommend an individual for consideration by submitting to the committee the name of the individual, his or her background (including education and employment history), a statement of the particular skills and expertise that the candidate would bring to the Board, the name, address and number of shares of the Company owned by the stockholder submitting the recommendation, any relationship or interest between such stockholder and the proposed candidate, and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the Committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. The Company has no written policy setting forth the procedures for the review and approval of related party transactions. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were six loans outstanding to immediate family members of executive officers or directors with balances in excess of $120,000 at some time since the beginning of 2006. The highest aggregate balance of these loans at any time since January 1, 2006 was $1,481,000, and the aggregate balance of these loans at January 31, 2007 was $1,397,600. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2006. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

From 1981 through January 2006, Franklin F. Regan, Jr. (or his law firm) had a retainer agreement with the Bank, pursuant to which he (or his law firm) was paid an annual retainer for general legal services to the Bank. In February 2006 this agreement was superseded by an annual retainer arrangement covering the provision of general legal services to the Bank, directly with the law firm of Cullen and Dykman Bleakley Platt LLP, where Mr. Regan is of counsel. In that capacity, Mr. Regan continues to represent the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also continues to represent the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fees paid by borrowers for loan closings are: $575 for residential loans; within the range of $975 to $1,250 for mixed-use/multi-family property transactions; and within the range of $2,000 to $8,000 for commercial real estate loans. In 2006, the Bank paid to Mr. Regan an aggregate of $3,416 as a retainer for general legal services. This amount was credited to an account of Cullen and Dykman in accordance with Mr. Regan’s agreement with that firm. Also in 2006, the Bank paid to Cullen and Dykman an aggregate of $133,328 for fees for general legal services. Borrowers paid an aggregate of $1,490,031 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $366,024. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $190,275 to this title company in 2006 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank.

Effective January 1, 2006, the law firm of Nicolosi & Nicolosi, LLP, of which Vincent F. Nicolosi is a partner, was approved by the Nominating and Governance Committee of the Company to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers, on terms substantially the same as have applied to Mr. Regan or his law firm for substantially the same services. In 2006, the borrowers paid an aggregate of $238,880 to Mr. Nicolosi or his firm in this regard.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager and senior vice president of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund (the “AMF Equity Fund”), which are managed by Shay Assets Management. The Bank maintains investments in three funds managed by Shay Assets Management, including the AMF Equity Fund. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $84,904 in 2006. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management. In 2006, the Bank paid fees of approximately $1,000 to Shay Assets Management in connection with the purchase of bonds.

Since 1996, Mr. Tully has had a consulting agreement with the Bank and the Company, which agreement expires in November 2007. Pursuant to this agreement, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective Boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a “Change in Control” (as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2006, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2006 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Two such loans which are outstanding to immediate family members of directors who were members of the Compensation Committee during 2006 had balances in excess of $120,000 at some time since the beginning of 2006. The highest aggregate balance of those loans at any time since January 1, 2006 was $409,900, and the aggregate balance of those loans at January 31, 2007 was $357,300. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. These loans are included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” None of such loans was made in 2006. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee approves all executive compensation subject to final approval by the Board. The Committee consists of directors who are independent under Nasdaq corporate governance standards. The Committee believes that the performance of the Company’s executive officers has the potential to impact both short-term and long-term profitability of the Company. Therefore, the Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable and competitive.

In this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2006, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers.” Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers of the Company.

Executive Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Determining Executive Compensation

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. At the end of 2003, the Committee retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to review the total direct compensation of the Company’s executive officers. The Committee considered the Consultant’s recommendations in its salary, incentive bonus, and equity award decisions for 2004. In May 2004, the Committee expanded the scope of the services provided by the Consultant, to include a broader assessment of the effectiveness of the Company’s compensation program for its executive officers and recommendations in anticipation of the changes in accounting for equity compensation and in light of executive compensation developments generally. The Consultant’s recommendations from this portion of the project were considered by the Committee in its grant of equity awards in 2004 and its recommendation for adoption of the 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which was submitted to and approved by the stockholders at the 2005 annual meeting. In February 2005, the Committee requested and was presented with a series of recommendations by the Consultant on the subject of compensation philosophy for both executives and directors as a foundation for making decisions with respect to the amount and approach of the various reward components. A set of recommendations from such project, together with a peer group analysis, was considered by the Committee in its salary, bonus and equity awards in 2006.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s performance. The Committee believes that such allocation is needed to attract and retain executive officers in the New York metropolitan market.

In determining the amount of compensation for the named executive officers, the Committee initially reviews each element of total direct compensation against a peer group of publicly-traded financial institutions (collectively, the “Peer Group”). The Peer Group, which is determined by the Consultant and is periodically reviewed and updated, consists of Northeast banks that the Committee believes the Company competes with for talent and for stockholder investment. The Committee targets base salary for each of the executive officers to the Peer Group’s median in order to remain competitive in the market. Based on the recommendation of the Consultant, the Committee believes that setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group is sufficient to reward for long-term sustained individual performance. The annual incentive bonus and the long-term equity incentive compensation are targeted at the 75th percentile of the Peer Group as the Company has consistently performed at or above the 75th percentile of the Peer Group based on certain financial and operational performance indicators. The Peer Group analysis is performed and reviewed annually and the annual incentive awards are based on the Company’s performance for that year in comparison to the Peer Group.

The Consultant constructed a two tier Peer Group as follows in order to capture an appropriate view of the Company’s competitors:

•

Tier I consists of two New York City area banks which the Company considers its direct competitors but which are significantly larger than the Company. Therefore, such banks were used as a frame of reference but not for the direct compensation analysis. Tier I consisted of:

New York Community Bancorp, Inc.	Independence Community Bancorp, Inc.

•

Tier II consisted of 15 banks which are closer to the Company’s size (no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States:

Provident Financial Services, Inc	TrustCo Bank Corp., Inc.
Signature Bank	U.S.B. Holding Co., Inc
Dime Community Bancshares, Inc.	Provident New York Bancorp
Brookline Bancorp, Inc.	Kearney Financial Corp.
Sterling Bancorp	PennFed Financial Services, Inc.
Hudson Valley Holding Corp.	OceanFirst Financial Corp.
Interchange Financial Services Corp.	State Bancorp, Inc.
Suffolk Bancorp

In addition to the Peer Group review, the Committee considers other factors when determining compensation amounts, such as the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to their competitors. Indicators of financial and operational performance include, among others, total assets, pre-tax income, earnings per share and book value per share. The Committee also compares the Company’s performance against the performance of the Peer Group with respect to certain other indicators.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the named executive officers were:

•	base salary;

•	incentive bonus;

•	long-term equity incentive compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

Allocating Executive Compensation

Total direct compensation comprises base salaries plus incentive bonuses and long-term equity incentive compensation. The percentages described below are based on the full grant date fair value of annual compensation (calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”)). These amounts differ from the amounts included in the Summary Compensation Table under the columns “Stock Awards,” “Option Awards” and “Total,” which were calculated in accordance with SEC regulations and which include expenses related to awards for prior years.

For the fiscal year ended December 31, 2006, the Committee allocated compensation for the named executive officers as follows:

•	Base salaries: ranged from 48% to 53% of total direct compensation;

•	Incentive bonuses: ranged from 29% to 45% of base salaries, and from 15% to 24% of total direct compensation; and

•	Long-term equity incentive compensation ranged from 24% to 35% of total direct compensation.

Base Salary

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Committee considers a variety of factors in addition to the compensation paid to executives in the Peer Group, including the individual executive’s level of responsibility and individual performance, and the financial and operational performance of the Company and the Bank in relation to their competitors. The most recent benchmarking analysis reviewed by the Committee indicated that short-term cash compensation levels of most of the Company’s executive officers were generally below the median. The Committee reviewed the comparison of the Company’s performance against its local peers and concluded that the Company had outperformed them in the majority of performance measures benchmarked. Accordingly, base salary increases set by the Committee for fiscal year 2006 were intended to position short-term cash compensation levels at or about the median of the Peer Group, adjusted by the results of an assessment of the Company’s and the Bank’s performance during the year as well as each individual executive’s contribution to such performance.

Salary levels are typically considered annually as part of the Committee’s performance review process, and base salaries are increased effective July 1 of each year. Salary levels are also considered upon a promotion or other change in job responsibility. Merit based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance.

Incentive Bonus

In addition to base salary, the Company provides named executive officers with incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of future performance goals. The annual incentive bonus paid to the named executive officers was determined by the Committee at the end of the year based on, in addition to the Committee’s review of the comparable Peer Group compensation, its assessment of the Company’s and the Bank’s performance during the year as well as each individual named executive officer’s contribution to such performance.

In June 2006, the Committee approved a bonus pool of three percent of pre-tax earnings and established guideline bonus amounts of 40 percent of salary for the Company’s Chief Executive Officer and Chief Operating Officer, 30 percent of salary for the Company’s other executive officers, and lesser amounts for other officers, but reserved the right to set bonuses at, above or below these levels. In December 2006, the Committee compared the Company’s performance for the year against budgeted amounts of, among other financial measures, total assets, pre-tax income, earnings per share, and book value per share. The Committee took particular note of the interest rate environment for 2006, as an inverted yield curve persisted for most of the year, putting a strain on margins at the Company and throughout the industry. The Committee reviewed both internal results as well as peer performance, with particular emphasis on local peer banks that experienced the same market dynamics. Net interest margin and loan and deposit growth, while below budgeted amounts, compared favorably to local peers.

Also, early in 2006, the Board of Directors approved a plan to accelerate the Company’s move to a more “commercial-like” banking operation in order to improve future margins and improve long-term shareholder value. The Board directed management to make the requisite incremental investments in people and systems to effect this change. The expenses associated with these investments contributed to earnings per share performance that was below budget for the year. The Committee also compared the Company’s performance against its local peers and budgeted amounts in the areas of return on average assets, net interest margin, efficiency ratio and return on average equity. The Committee noted that the Company out-performed the local peers in each of these areas, with the exception of net interest margin, in which it had similar results to the local peers. The Committee also took note of the successful completion of the Atlantic Liberty acquisition and of the significant changes that were effectively managed throughout the year, which included the opening of three new branches, the creation of a Business Banking Unit and an Asian Banking Unit, and the development of an internet branch. After considering management’s response to the challenging interest rate environment, the Company’s performance versus in-market and out-of-market peers, and the significant changes that were effectively managed, the Committee awarded bonuses to the named executive officers generally in excess of the guideline amounts.

In February 2007, the Board approved the Executive and Senior Officer Incentive Plan as recommended by the Committee. This plan established specific goals and payout amounts at threshold, target and maximum achievement levels.

Long-Term Equity Incentive Compensation

The Company also provides named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for named executive officers and certain designated key employees to increase their stake in the Company through grants of restricted stock units and stock options. The allocation between restricted stock unit awards and stock options is based on the recommendations of the Consultant.

Long-term equity incentive compensation awards are structured in accordance with the Omnibus Plan. In general, the Committee has the authority to determine all terms and conditions of awards except where such authority is limited by a provision of the Omnibus Plan. For example, subject to the Omnibus Plan’s minimum vesting requirements, the Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case-by-case basis. In addition, the Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter. However, the Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval.

Long-term equity awards to the named executive officers were made at the Committee’s regularly scheduled meeting in June 2006. The Committee has historically made equity awards at its June meeting. The Committee considered the Company’s performance and each named executive officer’s contribution to that performance. The awards were made in accordance with the recommendations previously made by the Consultant for allocation of compensation between cash and equity awards.

Retirement Benefits

Retirement Plan

The Company provides retirement benefits to substantially all of its employees, including the named executive officers, to provide a competitive compensation package within the market that the Company operates. The Retirement Plan is a defined benefit pension plan that is funded by the Bank on an actuarial basis in accordance with federal tax laws. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates. However, in an effort to reduce the cost to the Bank, the Board determined it was desirable to freeze the Retirement Plan and replace it with the Defined Contribution Retirement Program discussed below.

Accordingly, effective September 30, 2006, the Board froze the Retirement Plan, which means that no employee is permitted to commence participation in the Retirement Plan, and no further benefits will accrue for plan participants after the plan freeze date. Employment service after the plan freeze date will continue to be recognized in determining vested service and eligibility for early retirement.

All full-time employees of the Bank who completed one year of service prior to September 30, 2006 participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) based on their compensation and service through September 30, 2006. Benefits are paid in the form of an annuity. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2006 annual benefits were limited to $175,000. Compensation in excess of $220,000 is required to be disregarded in determining plan benefits.

Defined Contribution Retirement Program

Effective October 1, 2006, the Board approved a new Defined Contribution Retirement Program (“DCRP”), which is intended to provide employees with retirement savings subsequent to the freezing of the Retirement Plan by the Bank. As with the Retirement Plan, contributions to the DCRP are made by the Bank. All full-time employees who have completed one year of service receive an annual contribution equivalent to four percent of their eligible base salary (up to tax law limits), made in the form of Company stock, which is available for immediate diversification. Employees vest in Company contributions 20 percent per year and are fully vested after five years of service (including years prior to adoption of the plan).

401(k) Savings Plan

The Bank offers a tax-qualified retirement savings plan pursuant to which all full-time employees who have completed one year of service are eligible to contribute up to 25 percent of their annual salary on a pre-tax basis, subject to limits prescribed by the Internal Revenue Code. The Company matches 50 percent of the first six percent of salary contributed to the savings plan. All employee contributions are fully-vested upon contribution. Effective March 30, 2007, all matching contributions will vest 20 percent per year of service and plan participants will be able to direct the investment of all contributions made by the Company, as well as their own contributions, from among the investment funds made available under the plan. The investment funds available are a number of mutual funds and Company common stock.

Stock-Based Profit Sharing Plan

The Company also provides a tax-qualified retirement plan pursuant to which all full-time employees who have completed one year of service receive a Company contribution, made in the form of Company stock. The amount of the contribution is determined each year by the Committee and has historically averaged approximately seven percent of a participant’s eligible compensation. Employees vest in Company contributions 20 percent per year of service. Effective March 30, 2007, participants will be able to direct the investment of all contributions made by the Company to the investment funds made available under the plan. The investment funds offered under the plan are identical to the funds available under the 401(k) Savings Plan.

Supplemental Retirement Benefits

In addition to the retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in the supplemental retirement plans discussed below, which offers these individuals the opportunity to defer a portion of their compensation and receive benefits for compensation earned but not credited in the qualified plans due to Internal Revenue Code limitations.

Supplemental Savings Incentive Plan and Supplemental Defined Contribution Plan

The named executive officers and all employees who have reached the level of Vice President and above are eligible to participate in the Supplemental Savings Incentive Plan (“SSIP”). A participant may contribute, through a deferral of salary, up to 15 percent of his or her actual compensation less six percent of his or her compensation as defined under the 401(k) Savings Plan. Actual compensation for this purpose means a participant’s compensation for a calendar year without reductions for any pre-tax contributions to the 401(k) Savings Plan and without regard to the annual compensation limitations imposed by the Internal Revenue Code. The Bank matches 50 percent of each participant’s contributions to the SSIP, which vests 20 percent per year of service. Participants direct the investments of their contributions and the matching contributions in the SSIP among the mutual fund investments made available by the Bank.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s account under the Stock-Based Profit Sharing Plan but were not due to tax law limits. These additional credits vest 20 percent per year of service.

Effective October 1, 2006, all employees whose contributions to the DCRP are limited by certain provisions of the Internal Revenue Code are entitled to receive a Bank credit of phantom shares under the Supplemental Defined Contribution Plan (“SDCP”) in the amount equal to the difference between the amount the employee would have received if this limitation was not in place and the amount actually received in the DCRP. No amounts were credited under this plan for 2006.

Credits to the SSIP made as phantom shares and credits to the SDCP remain invested as phantom shares and are not subject to diversification as the Company wants management-level employees to have a significant investment in Company stock and believes it is appropriate to have their supplemental retirement benefits invested in this way.

Both the SSIP and the SDCP are non-qualified plans. As a result, participants in these plans have no interest in particular assets of the Company or the Bank, and are solely unsecured general creditors with respect to these benefits. Funds under the SSIP are placed in a rabbi trust and contributions to the SDCP will be placed in a rabbi trust as well.

Supplemental Executive Retirement Plan

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change in Control” on page 27.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2006 are not included in the “All Other Compensation” column in the Summary Compensation Table on page 21 since the aggregate incremental cost to the Company for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 21 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 27.

Compensation of the Chief Executive Officer

Mr. Buran’s annual rate of base salary was increased from $450,000 to $495,000 effective July 1, 2006. His 2006 bonus of $225,000 reflects an increase of $25,000 over 2005. In addition to his salary and bonus increases, Mr. Buran received grants of 10,000 restricted stock units and options to purchase 15,000 shares of common stock as long-term compensation. All of the foregoing compensation changes were determined in accordance with, and reflect the Committee’s assessment of, competitive compensation for positions of comparable responsibilities among the Peer Group. The Committee also considered the Company’s and the Bank’s overall performance and Mr. Buran’s instrumental role in achieving that performance.

Executive Stock Ownership Guidelines

Effective June 20, 2006, the Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results.

These stock ownership guidelines apply to all long-term equity awards made on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50 percent of their “profit shares.” Profit shares are defined as net shares acquired following stock option exercises or vesting of full-value awards following payment of applicable withholding taxes. All Senior Vice Presidents must retain 25 percent of their profit shares. Executive officers must retain their profit shares until they reach age 61, after which time they may dispose annually of 20 percent of the aggregate number of profit shares then held.

Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that Section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” because the Committee believed that the flexibility afforded by the design of these plans was desirable and, in light of historical compensation levels, that compliance with Section 162(m) was unnecessary because compensation was unlikely to exceed the $1 million deduction limit. The 2005 Omnibus Incentive Plan, which was approved by stockholders at the 2005 annual meeting, currently enables the Committee to structure annual incentive bonus awards as well as restricted stock and other long-term equity awards so as to qualify as “performance-based” under Section 162(m). However, the Committee may choose to pay compensation that is not deductible under Section 162(m) if it believes such compensation is appropriate. The incentive bonus payments to named executive officers in 2006 were not designed to satisfy the requirements of Section 162(m). The Committee has adopted the Executive and Senior Officer Incentive Plan for 2007 that provides for annual incentive bonuses that meet the requirement of Section 162(m).

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments made under the 2005 Omnibus Incentive Plan in accordance with the requirements of FAS 123(R).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Donna M. O’Brien

John E. Roe, Sr.

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal year ended December 31, 2006. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 27.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran President and Chief Executive Officer of the Company and the Bank	2006	472,500	225,000	220,744	70,093	25,787	139,536	(4)	1,153,660

David W. Fry Senior Vice President, Treasurer and Chief Financial Officer of the Company; Senior Vice President/Finance of the Bank	2006	185,000	68,000	51,826	12,404	33,451	35,503	(5)	386,184

Robert L. Callicutt Senior Vice President of the Company; Senior Vice President Residential Mortgage Banking of the Bank	2006	180,000	62,000	184,965	46,813	63,783	34,758	(6)	572,319

Henry A. Braun Senior Vice President of the Company; Senior Vice President/ Operations of the Bank	2006	171,000	50,000	122,887	36,936	46,971	32,474	(7)	460,268

Francis W. Korzekwinski Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2006	192,500	70,000	66,246	28,314	17,276	36,103	(8)	410,439

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP are included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation Table on page 26.
(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) of equity awards granted pursuant to the 2005 Omnibus Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The amounts shown for Messrs. Callicutt and Braun include the effect of an accelerated expensing due to the fact that these named executive officers have reached or are close to reaching retirement eligibility.
(3)	Reflects amounts of the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan for employees. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified defined contribution and deferred compensation plans are pegged to investments that are available to the general public.
(4)

Consists of $6,600 in matching contributions to the 401(k) Savings Plan, $2,200 in contributions to the Defined Contribution Retirement Program (“DCRP”), $50,000 in contributions allocated by the Company to Mr. Buran’s SERP account, $62,609 in contributions allocated by the Company pursuant to the SSIP, $16,075 in contributions allocated by the Company pursuant to the Stock-Based Profit Sharing Plan, and $2,052 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(5)	Consists of $5,001 in matching contributions to the 401(k) Savings Plan, $1,950 in contributions to the DCRP, $11,735 in contributions allocated by the Company pursuant to the SSIP, $16,075 in contributions allocated by the Company pursuant to the Stock-Based Profit Sharing Plan, and $742 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(6)	Consists of $4,865 in matching contributions to the 401(k) Savings Plan, $1,850 in contributions to the DCRP, $10,896 in contributions allocated by the Company pursuant to the SSIP, $16,075 in contributions allocated by the Company pursuant to the Stock-Based Profit Sharing Plan, and $1,072 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(7)	Consists of $4,622 in matching contributions to the 401(k) Savings Plan, $1,745 in contributions to the DCRP, $9,652 in contributions allocated by the Company pursuant to the SSIP, $15,453 in contributions allocated by the Company pursuant to the Stock-Based Profit Sharing Plan, and $1,002 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(8)	Consists of $5,204 in matching contributions to the 401(k) Savings Plan, $2,000 in contributions to the DCRP, $12,647 in contributions allocated by the Company pursuant to the SSIP, $16,075 in contributions allocated by the Company pursuant to the Stock-Based Profit Sharing Plan, and $177 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2006

All stock and option awards granted by the Company to the named executive officers in 2006 are shown in the following table. They were all granted under the 2005 Omnibus Incentive Plan (the “Omnibus Plan”).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/sh)	Closing Market Price on Date of Grant of Option Awards(3) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
John R. Buran	6/20/2006	—	15,000	16.44	16.54	66,900
	6/20/2006	10,000	—	—	—	164,400
David W. Fry	6/20/2006	—	10,000	16.44	16.54	44,600
	6/20/2006	6,000	—	—	—	98,640
Robert L. Callicutt	6/20/2006	—	5,000	16.44	16.54	22,300
	6/20/2006	5,500	—	—	—	90,420
Henry A. Braun	6/20/2006	—	5,000	16.44	16.54	22,300
	6/20/2006	5,000	—	—	—	82,200
Francis W. Korzekwinski	6/20/2006	—	5,000	16.44	16.54	22,300
	6/20/2006	6,000	—	—	—	98,640

(1)	All of these awards are grants of restricted stock units (RSUs). The RSUs vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.
(2)	All of these options are non-qualified options with a ten-year term. The options vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. Options terminate immediately upon a termination for cause, 60 days after a voluntary resignation, six months after an involuntary termination without cause, two years after termination on account of retirement, death or disability, and one year after a voluntary resignation or involuntary termination without cause that follows a change in control.
(3)	Under the Omnibus Plan, the exercise price under an option award is determined by the Compensation Committee, but such price may not be less than the fair market value of the Company’s common stock on the date of the grant. Fair market value is defined as the mean of the highest and lowest quoted selling price, regular way, of the Company’s common stock on the Nasdaq Global Market on the day before the date of grant, unless the Compensation Committee determines otherwise. Pursuant to SEC rules, this table shows both the actual exercise price of the stock option awards granted and the closing market price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Buran	—	15,000	16.44	6/19/2016	10,000	170,700
	70,000	—	17.88	6/20/2015	24,000	409,680
	10,000	—	16.77	6/14/2014	6,000	102,420
	10,800	7,200	13.47	6/16/2013	3,000	51,210
	30,000	7,500	12.37	6/17/2012	2,400	40,968
	33,750	—	10.89	7/16/2011	—	—
	90,300	—	7.77	1/21/2011	—	—

David W. Fry	—	10,000	16.44	6/19/2016	6,000	102,420
	5,000	—	17.88	6/20/2015	4,000	68,280
	10,000	—	16.77	6/14/2014	3,000	51,210
	1,200	1,200	13.47	6/16/2013	360	6,145
	1,800	900	12.37	6/17/2012	240	4,097
	1,800	—	10.89	7/16/2011	—	—

Robert L. Callicutt(4)	—	5,000	16.44	6/19/2016	5,500	93,885
	5,000	—	17.88	6/20/2015	4,000	68,280
	4,000	—	16.77	6/14/2014	2,400	40,968
	—	3,000	13.47	6/16/2013	1,200	20,484
	—	3,600	12.37	6/17/2012	900	15,363

Henry A. Braun	—	5,000	16.44	6/19/2016	5,000	85,350
	5,000	—	17.88	6/20/2015	4,000	68,280
	4,000	—	16.77	6/14/2014	2,400	40,968
	4,500	3,000	13.47	6/16/2013	1,200	20,484
	14,400	3,600	12.37	6/17/2012	900	15,363

Francis W. Korzekwinski	—	5,000	16.44	6/19/2016	6,000	102,420
	5,000	—	17.88	6/20/2015	4,000	68,280
	4,000	—	16.77	6/14/2014	2,400	40,968
	4,500	3,000	13.47	6/16/2013	1,200	20,484
	14,400	3,600	12.37	6/17/2012	900	15,363
	16,875	—	10.89	7/16/2011	—	—

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years.
(2)	Pursuant to the 2005 Omnibus Incentive Plan, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years.
(4)	Mr. Callicutt retired effective February 2, 2007, at which time all of his unexercisable options became exercisable and all of his unvested stock awards became vested.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	—	—	18,200	298,420
David W. Fry	—	—	2,645	44,063
Robert L. Callicutt	16,950	84,660	4,200	70,309
Henry A. Braun	39,375	339,525	4,200	70,309
Francis W. Korzekwinski	—	—	4,200	70,309

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	134,674	—
David W. Fry	Retirement Plan	7.8	122,877	—
Robert L. Callicutt(3)	Retirement Plan	11.1	337,729	—
Henry A. Braun	Retirement Plan	11.9	297,514	—
Francis W. Korzekwinski	Retirement Plan	13.0	109,026	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2006. See footnote 10 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K for that year for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2006.
(3)	Mr. Callicutt retired effective February 2, 2007. He started receiving monthly pension payments of $2,211 on April 1, 2007.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Mr. Callicutt retired effective February 2, 2007 with a full retirement benefit. No other named executive officer was eligible to retire as of December 31, 2006.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2006 annual benefits were limited to $175,000. Compensation in excess of $220,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), the named executive officers and any other officer who has achieved the level of at least vice president and has completed one year of service may defer a portion of their compensation and receive matching credits with respect to such deferrals. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board on a prospective basis) of the participant’s deferral.

Deferrals and matching credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
AXA Enterprise Growth and Income Fund	13.76%
AXA Enterprise Government Securities Fund	3.46%
AXA Enterprise Small Company Value	22.33%
AXA Money Market Fund	4.53%

Supplemental credits, in the amount that would have been credited to a participant under the Company’s Stock-Based Profit Sharing Plan but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares.

Benefits under the SSIP are paid in accordance with the executive’s method of payment election. Benefits are paid in cash and can be received either as a lump sum payment or in annual installments.

Beginning October 1, 2006, all employees whose Bank contributions to the tax-qualified Defined Contribution Retirement Program (“DCRP”) are limited by certain tax code limitations are entitled to receive a Bank credit of phantom shares under the Supplemental Defined Contribution Plan (“SDCP”) in the amount equal to the difference between the contribution the employee would have received in the DCRP absent the tax code limitations and the amount actually received in the DCRP. When dividends are paid on the Company’s common stock, dividend equivalents on such phantom shares are deemed invested in additional phantom shares. No credits were made to the SDCP in 2006.

Mr. Buran receives an annual contribution to the SERP, which is discussed in detail under the heading “Potential Payments Upon Termination or Change in Control” on page 27.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	57,031	112,609	(4)	50,755	(5)	—	493,694	(6)
David W. Fry	18,315	11,735		26,788		—	179,234
Robert L. Callicutt(7)	17,820	10,896		7,472		—	262,769
Henry A. Braun	16,929	9,652		38,651		—	277,995
Francis W. Korzekwinski	19,057	12,647		23,125		—	320,665

(1)	Reflects amounts deferred into the SSIP. These amounts are also reported in the “Salary” column in the Summary Compensation Table on page 21.
(2)	Reflects Bank credits under the SSIP and the SERP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 21.
(3)	Includes the following amounts for each of the following named executive officers, which amounts are reported in the “Salary” column in the Summary Compensation Table on page 21: Mr. Buran, $57,031; Mr. Fry, $18,315; Mr. Callicutt, $17,820; Mr. Braun, $16,929; and Mr. Korzekwinski, $19,057. Includes the following amounts for each of the following named executive officers, which amounts are reported in the “All Other Compensation” column in the Summary Compensation Table on page 21: Mr. Buran, $112,609; Mr. Fry, $11,735; Mr. Callicutt, $10,896; Mr. Braun, $9,652; and Mr. Korzekwinski, $12,647. Portions of the account balance reflecting participant deferrals prior to 2006 were generally included in the “Salary” column of the Summary Compensation Table for the applicable year, and portions reflecting Bank credits were generally included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year. Amounts attributable to earnings have not been previously reported.
(4)	Reflects $62,609 of contributions under the SSIP and $50,000 of contributions under the SERP.
(5)	Reflects $44,581 of earnings in the SSIP and $6,174 of earnings in the SERP.
(6)	Reflects $437,520 in aggregate balance under the SSIP and $56,174 in aggregate balance under the SERP.
(7)	Mr. Callicutt retired effective February 2, 2007. Upon his enrollment in the SSIP in 1996, Mr Callicutt had elected to receive a lump-sum distribution within 60 days of termination of employment. In order to comply with the American Jobs Creation Act, a distribution from his SSIP account in the amount of $208,025 was made on February 15, 2007, and the amount remaining in his SSIP account will be distributed to him in August 2007.

Potential Payments upon Termination or Change of Control

The following table describes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2006. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2006 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP and the SDCP (shown in the Non-Qualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under the 401(k) Savings Plan, DCRP and Stock-Based Profit Sharing Plan.

Potential Payments Upon Termination of Employment

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits(1) ($)	Accelerated Vesting of Equity Awards(2) ($)	Excise Tax Gross-Up ($)	Employee Benefit Trust(3) ($)	Bank Owned Life Insurance (BOLI)(4) ($)	Total Termination Benefits(5) ($)
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	56,174
Retirement	—	—	845,598	—	—	—	1,345,598
Death(6)	—	—	845,598	—	—	990,000	1,891,772
Disability(6)	994,713	110,894	845,598	—	—	—	2,451,205
Voluntary Resignation for Good Reason or Termination Without Cause(7)	2,160,000	110,894	845,598	—	—	—	3,616,492
Change of Control	2,160,000	110,894	845,598	1,990,732	1,776,434	—	7,383,658
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—
Retirement	—	—	247,002	—	—	—	247,002
Death(6)	—	—	247,002	—	—	390,000	632,002
Disability(6)	274,857	95,997	247,002	—	—	—	617,856
Voluntary Resignation for Good Reason or Termination Without Cause(7)	526,000	95,997	247,002	—	—	—	868,999
Change of Control	526,000	95,997	247,002	675,327	668,638	—	2,212,964
Robert L. Callicutt(8)
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—
Retirement	—	—	269,850	—	—	—	269,850
Death(6)	—	—	269,850	—	—	370,000	639,850
Disability(6)	260,761	87,810	269,850	—	—	—	618,421
Voluntary Resignation or Good Reason or Termination Without Cause(7)	494,000	87,810	269,850	—	—	—	851,660
Change of Control	494,000	87,810	269,850	575,284	731,805	—	2,158,749
Henry A. Braun
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—
Retirement	—	—	261,315	—	—	—	261,315
Death(6)	—	—	261,315	—	—	349,000	610,315

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits(1) ($)	Accelerated Vesting of Equity Awards(2) ($)	Excise Tax Gross-Up ($)	Employee Benefit Trust(3) ($)	Bank Owned Life Insurance (BOLI)(4) ($)	Total Termination Benefits(5) ($)
Disability(6)	245,961	86,008	261,315	—	—	—	593,284
Voluntary Resignation for Good Reason or Termination Without Cause(7)	461,000	86,008	261,315	—	—	—	808,323
Change of Control	461,000	86,008	261,315	522,642	735,459	—	2,066,424
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—
Retirement	—	—	278,385	—	—	—	278,385
Death(6)	—	—	278,385	—	—	460,000	738,385
Disability(6)	324,190	106,945	278,385	—	—	—	709,520
Voluntary Resignation for Good Reason or Termination Without Cause(7)	600,000	106,945	278,385	—	—	—	985,530
Change of Control	600,000	106,945	278,385	646,587	789,505	—	2,421,422

(1)	Reflects present value of such benefits using a 6.0% discount rate. See description of benefits below.
(2)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 29, 2006, the last business day in 2006.
(3)	See description under Change of Control Arrangements following this table.
(4)	Death benefit under the BOLI policy equal to two times the named executive officer’s base salary as of December 31, 2006, payable if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.
(5)	Includes Mr. Buran’s SERP benefit which is described below.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12.
(7)	If termination follows a change of control, the executive will also receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). The table does not include any amount on account of this payment because the Company paid bonuses for 2006 in December 2006, and so no bonus for 2006 would have been payable had the change of control occurred on December 31, 2006.
(8)	Mr. Callicutt retired effective February 2, 2007 from the Company and the Bank. As a result of his separation, Mr. Callicutt received a one-time payment of $150,000 under a retirement and consulting agreement in consideration for his agreement to provide consulting services to the Company and the Bank for a period of 12 months following his retirement, and $14,231 for unused vacation time in 2007.

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, Korzekwinski and Braun (collectively, the “Employment Agreements”). Mr. Callicutt had an employment agreement with the Company and the Bank on substantially the same terms as the Employment Agreements, but his employment agreement was terminated concurrently with his retirement from the Company and the Bank effective February 2, 2007. The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The employment agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his spouse are entitled to lifetime coverage under the Bank’s retiree medical and retiree life insurance programs at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank).

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the employment agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum, which would be $56,174 if such termination occurred on December 31, 2006. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000 and termination of employment occurs after May 27, 2015.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his supplemental retirement benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s directors for the fiscal year ended December 31, 2006. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Except as noted below, all of the Company’s directors are paid at the same rate. The differences among directors in the table below are a function of, among other things, additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local advisory boards if applicable.

Equity awards are valued at the grant date fair value computed in accordance with FAS 123(R) expensed ratably over the vesting period, but without reduction for assumed forfeitures. The table below includes the ratable portion of grants made both in the current and in prior years to the extent the vesting period for those grants fell in such year.

Cash Compensation Paid to Members of the Board of Directors

For the fiscal year ended December 31, 2006, members of the Board of Directors who are not employees of the Company or the Bank (“Non-Employee Directors”) are entitled to receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Non-Employee Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Non-Employee Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $1,500,000 and certain other loans in excess of $750,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day.

2005 Omnibus Incentive Plan

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Non-Employee Director receive an annual award of 3,600 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of June 1 of each year. Upon initial election or appointment to the Board or a change to Non-Employee Director status, a Non-Employee Director receives a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following June 1.

Each award to a Non-Employee Director vests with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1, provided the award holder is a director of the Company on each such date. In the event the Non-Employee Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Non-Employee Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board at such time) or upon termination of the director’s service on the Board due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as a Non-Employee Director if the director’s age plus years of service as a Non-Employee Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Non-Employee Director who served as a Non-Employee Director for at least five years and whose years of service as a Non-Employee Director plus age equals or exceeds 55. Benefits are also payable to a Non-Employee Director whose status as a Non-Employee Director terminates due to death or disability or who is a Non-Employee Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes a Non-Employee Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as a Non-Employee Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Non-Employee Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Non-Employee Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Non-Employee Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Non-Employee Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2006, there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3)(4) ($)	Option Awards(4)(5) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gerard P. Tully, Sr.	83,250	59,832	—	—	160,000	(6)	303,082
James D. Bennett	69,000	59,832	—	27,871	—		156,703
Steven J. D’Iorio	73,150	65,807	13,256	—	—		152,213
Louis C. Grassi	83,750	59,832	—	27,871	—		171,453
Michael J. Hegarty	75,250	59,832	—	—	—		135,082
John J. McCabe	63,000	70,186	39,369	38,827	—		211,382
Vincent F. Nicolosi(7)	73,550	59,832	—	—	—		133,382
Donna M. O’Brien	71,500	65,807	13,256	—	—		150,563
Franklin F. Regan, Jr.(7)	76,000	59,832	—	—	3,416		139,248
John E. Roe, Sr.	74,500	59,832	—	—	—		134,332
Michael J. Russo	77,250	59,832	—	—	—		137,082

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 21.
(2)	Reflects the amount of compensation earned in 2006 for an annual retainer, Board and committee meetings, and property inspection fees.
(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. As of December 31, 2006, each Director had the following aggregate number of stock awards outstanding: Gerard P. Tully, Sr., 6,563 shares/RSUs; Michael J. Hegarty, 5,800 RSUs; James D. Bennett, 6,563 shares/RSUs; Steven J. D’Iorio, 11,063 shares/RSUs; Louis C. Grassi, 6,563 shares/RSUs; John J. McCabe, 9,939 shares/RSUs; Vincent F. Nicolosi, 6,563 shares/RSUs; Donna M. O’Brien, 11,063 shares/RSUs; Franklin F. Regan, Jr., 6,563 shares/RSUs; John E. Roe, Sr., 6,563 shares/RSUs; and Michael J. Russo, 6,563 shares/RSUs. References to these shares/RSUs for each Director are included in the Stock Ownership of Management Table on page 38. Each director received on June 1, 2006 a grant of 3,600 RSUs with a full grant date fair value of $59,832.
(4)	The amounts shown include the effect of an accelerated expensing due to the fact that certain directors have reached retirement eligibility.
(5)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus includes amounts from awards granted prior to 2006. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. As of December 31, 2006, each Director had the following aggregate number of option awards outstanding: Gerard P. Tully, Sr., 24,750; Michael J. Hegarty: 243,500; James D. Bennett: 76,275; Steven J. D’Iorio: 16,875; Louis C. Grassi: 59,400; John J. McCabe: 31,725; Vincent F. Nicolosi: 59,400; Donna M. O’Brien: 16,875; Franklin F. Regan, Jr.: 59,400; John E. Roe, Sr.: 59,400; and Michael J. Russo: 44,550.
(6)	Represents aggregate amounts earned pursuant to a consulting agreement with the Bank and the Company. An explanation of the main terms of the consulting agreement is contained under the heading “Transactions with Related Persons, Promoters and Certain Control Persons” on page 10.
(7)	See “Transactions with Related Persons, Promoters and Certain Control Persons” on page 10 for a description of certain transactions which may be deemed to result in compensation to Messrs. Nicolosi and Regan.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is considered independent within the meaning of the Nasdaq corporate governance standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on (1) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (2) the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2006 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on that report and on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA Chairman	Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2006 and 2005 by the Company’s independent registered public accounting firms. For 2005 and from January 1 through May 10, 2006, the Company’s independent registered public accounting firm was PricewaterhouseCoopers LLP (“PwC”). Effective May 10, 2006, Grant Thornton LLP (“Grant Thornton”) was appointed as the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2006(1)	2005(2)
Audit Fees	$433,700	$400,000
Audit-Related Fees	60,800	93,300
Tax Fees	—	26,335
All Other Fees	40,650	17,540

Total Fees	$535,150	$537,179

(1)	Includes the following amounts billed by PwC during the period from January 1, 2006 to May 10, 2006: audit fees, $43,700; audit-related fees, $0; tax fees, $0; and all other fees, $40,650. The total amount of such fees was $84,350.
(2)	During the fiscal year ended December 31, 2005, the Company’s independent registered public accounting firm was PwC. Table includes $45,000 in audit-related fees paid to Grant Thornton.

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning, and consisted primarily of review of tax returns for the Company and its subsidiaries.

All Other Fees consisted of consultations in connection with the Company’s attempt to acquire another financial institution and the acquisition of Atlantic Liberty Financial Corporation.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2006 and 2005, all audit and non-audited services provided by Grant Thornton or PwC were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2007

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of Grant Thornton are expected to attend the 2007 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider their selection.

The Audit Committee dismissed the former auditors, PricewaterhouseCoopers LLP (“PwC”) and approved the change of accountants to Grant Thornton, effective May 10, 2006. No accountant’s report on the financial statements of the Company’s fiscal years ended December 31, 2004 and 2005 or any subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. There were no “disagreements” (as such term is used in Item 304 (a)(1)(iv) of Regulation S-K) with PwC at any time during the periods described above regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the periods described above, no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) arose in the context of the Company’s relationship with PwC.

During the periods described above prior to engaging Grant Thornton, the Company did not consult with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and Grant Thornton did not provide either a written report or oral advice to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock of the Company as of February 28, 2007.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,646,557	7.8%
270 Park Avenue
New York, New York 10017

Mac-Per-Wolf Company(3)	1,336,000	6.3%
311 S. Wacker Drive
Suite 6000
Chicago IL 60606

Janus Capital Management LLC(4)(5)	1,334,000	6.3%
151 Detroit St.
Denver CO 80206

Thomson Horstmann & Bryant, Inc.(6)	1,227,101	5.8%
Park 80 West
Plaza Two
Saddle Brook, New Jersey 07663

(1)	On February 28, 2007, the total number of outstanding shares of the Company’s common stock was 21,151,945.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of February 28, 2007, there were 1,643,306 shares of the Company’s common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G, Mac-Per Wolf Company (the “Parent”) has sole voting power and sole dispositive power with respect to 2,000 of these shares, and shared voting power and shared dispositive power with respect to 1,334,000 of these shares. The filing was made by the Parent on behalf of two affiliates, (1) PWMCO, LLC, a wholly-owned subsidiary and both a broker dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and (2) Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”), a majority-owned subsidiary and an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Perkins Wolf furnishes investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. The shared voting power and shared dispositive power with respect to 1,334,000 shares of the Company are held by Perkins Wolf, and such holdings may also be aggregated within filings with the SEC on Schedule 13G submitted by Janus Capital Management, LLC, a minority owner of Perkins Wolf.
(4)	According to a filing with the SEC on Schedule 13G, (1) Janus Capital Management LLC (“Janus Capital”) has shared voting power and shared dispositive power with respect to 1,334,000 of these shares, and (2) Janus Small Cap Value Fund (“Janus Fund”) has sole voting power and sole dispositive power with respect to 1,320,000 of these shares. Janus Capital has an indirect 82.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Due to such ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH were aggregated for purposes of this filing. Janus Capital, Perkins Wolf and INTECH are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, the “Managed Portfolios”). Janus Fund is an investment company registered under Section 8 of the Investment Company Act of 1940, and one of the Managed Portfolios to which Janus Capital provides investment advice. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins Wolf may be deemed to be the beneficial owner of 1,334,000 shares of the Company held by such Managed Portfolios. The holdings reported in this filing may also be aggregated within filings with the SEC on Schedule 13G submitted by Mac-Per-Wolf Company, the majority owner of Perkins Wolf.
(5)	These shares are included in the 1,333,600 shares reported in the table as being beneficially owned by Mac-Per-Wolf Company.
(6)	According to its filing with the SEC on Schedule 13G, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has sole voting power with respect to 620,915 of these shares and sole dispositive power with respect to 1,227,101 of these shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 28, 2007, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Gerard P. Tully, Sr.	311,278	(3)	1.47%
John R. Buran	277,949	(4)	1.31%
James D. Bennett	100,925	(5)	0.48%
Steven J. D’Iorio	16,387	(6)	0.08%
Louis C. Grassi	84,238	(7)	0.40%
Michael J. Hegarty	409,273	(8)	1.93%
John J. McCabe	30,786	(9)	0.15%
Vincent F. Nicolosi	103,965	(10)	0.49%
Donna M. O’Brien	16,387	(11)	0.08%
Franklin F. Regan, Jr.	153,966	(12)	0.73%
John E. Roe, Sr.	161,987	(13)	0.77%
Michael J. Russo	251,246	(14)	1.19%
David W. Fry	41,214	(15)	0.19%
Henry A. Braun	98,356	(16)	0.46%
Robert L. Callicutt	27,719	(17)	0.13%
Francis W. Korzekwinski	92,064	(18)	0.44%
All current directors and executive officers as a group (21 persons)	2,383,548	(19)	11.27%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and the Stock-Based Profit Sharing Plan (“Profit Sharing Plan”), and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Stock Option Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Restricted Stock Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 28, 2007 as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 28, 2007. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after February 28, 2007, except upon termination of employment or Board service of certain individuals.
(2)	On February 28, 2007, the total number of shares of common stock outstanding was 21,151,945 (including shares held by the Employee Benefit Trust). As of February 28, 2007, other than Messrs. Tully, Hegarty, Russo and Buran, who beneficially owned 1.47%, 1.93%, 1.19% and 1.31% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 11.27% of the outstanding shares of common stock.
(3)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 52,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 10,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, and 19,800 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Tully’s termination of Board service.
(4)	Includes 1,118 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 4,853 shares credited to his account in the Profit Sharing Plan, 244,850 shares underlying exercisable stock options, and 9,840 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 45,400 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(5)	Includes 71,325 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Bennett’s termination of Board service.
(6)	Includes 6,750 shares underlying exercisable stock options and 5,063 unvested shares of restricted stock. Excludes 6,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(7)	Includes 54,450 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Grassi’s termination of Board service.

(8)	Includes 243,500 shares underlying exercisable stock options. Also includes 5,800 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.
(9)	Includes 3,376 unvested shares of restricted stock and 20,025 shares underlying exercisable stock options. Excludes 6,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(10)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 54,450 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Nicolosi’s termination of Board service.
(11)	Includes 6,750 shares underlying exercisable stock options, and 5,063 unvested shares of restricted stock. Excludes 6,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(12)	Includes 2,250 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, and 54,450 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Regan’s termination of Board service.
(13)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 15,525 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 54,450 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options that vest or become exercisable upon Mr. Roe’s termination of Board service.
(14)	Includes 197,808 shares held jointly by Mr. Russo and his spouse, with whom he shares voting and dispositive power, and 39,600 shares underlying exercisable stock options. Also includes 6,563 shares underlying unvested RSUs and 4,950 shares underlying unvested options which vest or become exercisable upon Mr. Russo’s termination of Board service.
(15)	Includes 1,034 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 6,223 shares credited to his account in the Profit Sharing Plan, 600 unvested shares of restricted stock, 19,800 shares underlying exercisable stock options, and 9,840 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 13,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(16)	Includes 4,681 shares credited to Mr. Braun’s account in the 401(k) Savings Plan, 16,940 shares credited to his account in the Profit Sharing Plan, 27,900 shares underlying exercisable stock options, and 9,840 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 13,500 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(17)	Includes 13,719 shares credited to Mr. Callicutt’s account in the Profit Sharing Plan and 14,000 shares underlying exercisable stock options.
(18)	Includes 19,031 shares held jointly by Mr. Korzekwinski and his spouse with whom he shares voting and dispositive power. Also includes 2,493 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 15,925 shares credited to his account in the Profit Sharing Plan, 44,775 shares underlying exercisable stock options, and 9,840 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 14,500 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(19)	Includes 29,387 shares credited to accounts of executive officers in the 401(k) Savings Plan, 72,067 shares credited to their accounts in the Profit Sharing Plan, 17,762 unvested shares of restricted stock held by executive officers and directors, 1,050,060 shares underlying exercisable stock options held by executive officers and directors, and 78,720 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 64,141 shares underlying unvested RSUs and 46,250 shares underlying unvested options that vest or become exercisable upon termination of Board service or employment, as the case may be. Excludes 125,963 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days. Also excludes the 27,719 shares referenced in footnote (17) above beneficially owned by Mr. Callicutt, who retired effective February 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2006, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with, except that Mr. Korzekwinski was late in filing a transaction required to be filed on Form 4 to report the disposition of 2,500 shares of the Company’s common stock.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 18, 2007. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2008 annual meeting of stockholders must be received by the Corporate Secretary on or before March 17, 2008 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2008 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 5, 2007. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Anna M. Piacentini
Corporate Secretary

Lake Success, New York

April 5, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

FLUSHING FINANCIAL CORPORATION

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(as adopted effective February 17, 2004)

Purpose

The Nominating and Governance Committee has the following purposes:

•

Recommending to the Board the slate of director nominees to be proposed by the Board for election by the shareholders (as well as any director nominees to be elected by the Board to fill interim vacancies);

•	Recommending to the Board the directors to be selected for membership on the various Board committees and the chairs of those committees;

•	Developing and recommending to the Board appropriate corporate governance policies and procedures;

•	Approving proposed related party transactions involving executive officers or directors and the Company; and

•	Providing oversight of the corporate governance affairs of the Company and the Board.

Committee Membership

The Committee shall be composed of not less than three members of the Board of Directors, all of whom are independent as defined under the Nasdaq corporate governance standards. Committee members will be appointed by the Board and may be removed by the Board in its discretion.

Meetings and Procedures

The Chair of the Committee will be appointed by the Board. The Chair shall determine the agenda, length, and frequency of Committee meetings. The Chair may establish such rules as may from time to time be necessary or appropriate for the operation of the Committee.

The Committee shall meet at least once each year, and such additional times as it deems appropriate. A majority of Committee members, present in person or by conference telephone, shall constitute a quorum. Action shall be taken by a majority of the Committee members present, in person or by conference telephone, at a meeting at which a quorum is present. The Committee shall report regularly to the full Board with respect to its activities.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees composed of one or more members of the Committee. Any such subcommittee shall report to the Committee or the Board with respect to its activities as required.

The Committee shall have the authority to retain (at the Company’s expense) and terminate such consultants, counsel and search firms as the Committee deems advisable to assist the Committee in identifying and evaluating potential director candidates and otherwise assist the Committee in fulfilling its responsibilities. The Committee shall have the authority to approve the fees and other retention terms of any such third parties.

Duties and Responsibilities

•	To annually assess the size and composition of the Board in light of Company needs and recommend to the Board any changes it deems appropriate;

•	To develop and recommend to the Board criteria for selecting and evaluating director nominees;

A-1

•	To recommend to the Board the slate of director nominees to be proposed by the Board for election by shareholders;

•	To recommend to the Board the director nominees to be elected by the Board to fill interim vacancies;

•

To conduct a preliminary review of director independence and, in consultation with the Chair of the Audit Committee, the financial literacy and expertise of potential Audit Committee members in order to assist the Board in its determinations relating to such matters;

•	To recommend to the Board the directors to be selected for membership on the various Board committees and the chairs of those committees;

•	To develop and recommend to the Board appropriate corporate governance policies and procedures;

•	To review and approve all proposed related party transactions involving executive officers or directors and the Company.

A-2

002CS-13827

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 15, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Ú  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Proposals— The Board of Directors recommends a vote FOR the election of all nominees and FOR Proposal 2.

1. Election of Class C Directors:	For	Withhold		For	Withhold		For	Withhold	+
01- Gerard P. Tully, Sr. (for a term expiring in 2010)	☐	☐	02- John R. Buran (for a term expiring in 2010)	☐	☐	03- James D. Bennett (for a term expiring in 2010)	☐	☐
04 - Vincent F. Nicolosi (for a term expiring in 2010)	☐	☐

	For	Against	Abstain
2. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2007.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment thereof.

B	Non-VotingItems

Change of Address — Please print new address below.

C	AuthorizedSignatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Ú  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2007

The undersigned hereby appoints Anna M. Piacentini and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 15, 2007 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1 and FOR proposal 2.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED BELOW, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.